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                                                                 EXHIBIT 18



                               AMENDMENT AGREEMENT


This Amendment Agreement made as of this 31st day of January, 1996 by and between MAXSERV, INC., a Delaware corporation (hereinafter called "MaxServ") and SEARS, ROEBUCK AND CO., a New York corporation (hereinafter called "Sears").

Reference is hereby made to the Parts Service Agreement ("Agreement") made as of December 29, 1994, by and between MaxServ and Sears with respect to the provision of Teleparts and Technical Assistance Desk Services by MaxServ to Sears.

Sears and MaxServ desire to amend the Agreement to change the pricing provision of Addendum #1, Technical Assistance Desk Services, and Addendum #2, Teleparts Services, for the 1996 calendar year and to add Addendum #3, Technical Assistance Desk and Teleparts
Support Services;

         Now, Therefore, MaxServ and Sears mutually agree as follows:

         1. Addendum #1, Technical Assistance Desk Services, is hereby amended to change the pricing therefor for the 1996 calendar year by adding to Addendum #1 the pricing provision attached hereto as Exhibit A.

         2. Addendum #2, Teleparts Services, is hereby amended to change the pricing therefor for the 1996 calendar year by adding to Addendum #2 the pricing provision attached hereto as Exhibit B.

         3. The Agreement is hereby amended by adding Exhibit C hereto as an Addendum #3, Technical Assistance Desk and Teleparts Support Services, to the Agreement providing for the costs of support services to be provided for the Technical Assistance Desk and Teleparts Services systems.

Such amendments to be effective January 1, 1996.

The Agreement, as herein amended, is fully ratified and affirmed.

In WITNESS WHEREOF, MaxServ and Sears have caused this Amendment Agreement to be executed by person duly authorized thereunto as of the date first above stated.


MAXSERV, INC.                            SEARS, ROEBUCK AND CO.

By:  Neil A. Johnson                     By:  Daniel A. Mihalovich
     -----------------------------            -----------------------------
Name:  Neil A. Johnson                   Name:  Daniel A. Mihalovich
     -----------------------------            -----------------------------
Title:  Sr. Vice President Finance       Title:  Vice President Product Services
      ----------------------------             ---------------------------------




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                                        AND FILED SEPARATELY WITH THE COMMISSION

                                   (EXHIBIT A)

                       TECHNICAL ASSISTANCE DESK SERVICES

                                     PRICING


The Technical Assistance Desk services will be provided under the following fee structure:

                            MONTHLY
                          INCOMING CALL              INCREMENTAL
              STEP           VOLUME                 PRICE PER CALL*
              ----        -------------             ---------------

               1            First #                      $  #

               2                #                        $  #


#CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION

               3                #                        $  #

               4            # and Over                   $  #


*   Changes in hours and days of operation could result in pricing changes.

    Price includes charges for all services as outlined in Description Of Service to be provided in connection with TAD Services pursuant to this Agreement.












                                Calendar 1996

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                                          #CONFIDENTIAL PORTION HAS BEEN OMITTED
                                        AND FILED SEPARATELY WITH THE COMMISSION

                                   (EXHIBIT B)

                               TELEPARTS SERVICES
                                     PRICING


MaxServ will not be liable to Sears for returns and allowance charges upon termination of this Agreement.

THE TELEPARTS SERVICES PRICING AND REVISED FEE STRUCTURE FOR CALENDAR YEAR 1996 IS AS FOLLOWS:

#CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION
A payment of      #       will be paid to MaxServ in January or February, 1996.

In addition, Teleparts Services will be provided by MaxServ on a fee structure which when applied to Telepart Revenue (defined below) as projected in the 1996 Product Services Teleparts Plan ("1996 Projected Teleparts Revenue") shall
yield service fees to MaxServe of not less than $  #   incremental to what
MaxServ would have received if such fees were determined by the fee structure used in 1995 applied to the 1996 Projected Teleparts Revenue.

Sears and MaxServ shall   #   , or more frequently, review the actual 1996
Teleparts Revenue, the 1996 fee structure, the resulting and the projected
service fees to MaxServ for the 1996 calendar year.  If the projected $   #
incremental service fees for the 1996 calendar year is not obtainable for reasons other than failure of MaxServ to perform services in accordance with the performance standards of the Parts Service Agreement, Sears and MaxServ shall agree to adjust the 1996 service fee schedule so that such incremental service fees will be obtained.

#CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION
Teleparts Revenue is defined as                #



The service fee rates that are applicable to various categories of Teleparts Revenue are defined in the following schedule.


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    RESIDENTIAL              COMMERCIAL                    #
     REVENUE                  REVENUE                   REVENUE
     -------                  -------                   -------

        #                        #                         #


For 1996, there will be no    #     pricing for annual Teleparts Revenue over
$    # million as provided in calendar year 1995.

Changes in hours and days of operation could result in pricing changes.



                                  Calendar 1996

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                                        AND FILED SEPARATELY WITH THE COMMISSION

                                   (EXHIBIT C)

                 ADDENDUM #3 TO PARTS SERVICE AGREEMENT BETWEEN
                             SEARS, ROEBUCK AND CO.
                                AND MAXSERV, INC.
                          DATED AS OF DECEMBER 29, 1994


TECHNICAL ASSISTANCE DESK AND TELEPARTS SUPPORT SERVICES

Sears shall pay MaxServ and MaxServ shall invoice Sears for approved time, reimbursement materials and other costs incurred by MaxServ in performing support services for the Teleparts Service and Technical Assistance Desk systems under this Agreement requested by Sears, or due to Sears system modifications, enhancements and/or changes in operating policies and procedures affecting MaxServ's existing systems and call services. MaxServ support service fee rates for this time is defined as labor and payroll burden costs, plus # thereof.

Travel expenses to Sears designated locations which are incurred by MaxServ to perform such support services for Sears system modifications, enhancements or operating policy and procedure changes as stated above, will be invoiced to Sears # as permitted by and in accordance with Sears standard policy on travel expenses for its own employees.








#CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION